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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
AQUILA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 17, 2008

Dear Fellow Shareholder:

        We cordially invite you to attend Aquila's 2008 Annual Meeting of Shareholders. The meeting will be held at 2:00 p.m. on Wednesday, May 7, 2008, at the Adams Pointe Conference Center, 1400 NE Coronado Drive, Blue Springs, Missouri. Free parking is available, and light refreshments will be served prior to the meeting, beginning at 1:30 p.m. We hope you will take this opportunity to visit one-on-one with members of our management team.

        At this year's meeting, we will be electing three persons to our Board of Directors and ratifying the selection of KPMG LLP as our independent public accountant. We will also take this opportunity to discuss our 2007 and first quarter 2008 performance and answer your questions. If our merger with Great Plains Energy Incorporated is completed before May 7, 2008, the annual meeting will not be held.

        Enclosed with this proxy statement is our 2007 annual report and your proxy card. You may vote your shares in person at the meeting or by marking the enclosed proxy card and returning it using the enclosed self-addressed, postage-paid envelope. You may also vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy card and this proxy statement.

        I also want to take this opportunity to remind you of the Aquila Shareholder Information Line. Through this interactive service, you may obtain our current stock price, hear about recent developments, and request other information about us. To access this toll-free service, dial (888) 828-2000.

        Your vote is important. We encourage you to read this proxy statement and to vote your shares. As always, thank you for your involvement in this important process.

Sincerely,

Timing Of And Processes For Compensation Decisions	22
Compensation Committee Report	22
Compensation Summary And Related Tables	23
Summary Compensation Table	23
Stock Awards	25
Grants of Plan-Based Awards Table	27
Outstanding Equity Awards At Fiscal Year-End Table	28
Option Exercises And Stock Vested Table	29
Retirement Benefits	29
Pension Benefits Table	31
Non-qualified Deferred Compensation Table	32
Employment Agreements	32
Change In Control Agreements	33
Severance And Release Agreement	34
Potential Payments Upon Termination Of Employment Or Change In Control	35
Director Compensation	36
Compensation And Benefits Committee Interlocks And Insider Participation	37
PERFORMANCE GRAPH	38
AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS	39
Qualification Of Audit Committee Members	39
Report Of The Audit Committee Of The Board	39
Fees Paid To KPMG LLP	40
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT	41
OTHER INFORMATION	42
Proposals Of Security Holders	42
Solicitation Of Proxies	42
Reduce Duplicate Mailings	42
Electronic Delivery Of Proxy Materials And Annual Report	42

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The 2008 Annual Meeting of Shareholders of Aquila, Inc. will be held at 2:00 p.m. (Central Time) on Wednesday, May 7, 2008, at the Adams Pointe Conference Center, 1400 NE Coronado Drive, Blue Springs, Missouri. The items of business will include:

          1.     Electing three directors: Herman Cain, Patrick J. Lynch, and Nicholas J. Singer;

          2.     Ratifying the appointment of KPMG LLP as the Company's independent registered public accountant for 2008; and

          3.     Transacting any other business that may properly come before the meeting and at any adjournments or postponements of the meeting.

        The record date for the Annual Meeting is March 10, 2008. Only shareholders of record at the close of business on that date are entitled to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Christopher M. Reitz Senior Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 7, 2008:

  •
  This proxy statement and Aquila's 2007 annual report to shareholders are available at www.aquila.com/investors/shareholder/proxy.

COMMON QUESTIONS REGARDING OUR ANNUAL MEETING AND PROXY STATEMENT

        Unless otherwise indicated or unless the context requires otherwise, all references in this proxy statement to "Aquila," "Company," "we," "our," "us," or similar references mean Aquila, Inc. and its subsidiaries.

1.     What Is The Purpose Of The Annual Meeting?

        At our 2008 annual meeting, shareholders will vote upon the matters set forth in the notice of meeting, namely, the election of three directors, the ratification of the selection of KPMG LLP as our independent public accountant for 2008, and any other matters that properly come before the meeting. In addition, management will discuss the events of 2007 and the first quarter of 2008 and respond to questions from shareholders.

2.     How Does Our Proposed Merger With Great Plains Energy Impact Our Meeting?

        We will not hold the annual meeting if our proposed merger with Great Plains Energy Incorporated is completed prior to May 7, 2008. Because of the possibility the merger will not be completed by then, we are prepared to follow our bylaws, which specify our annual meeting will be held on the first Wednesday in May.

3.     Why Hasn't The Merger With Great Plains Energy Been Completed Yet?

        We have yet to receive regulatory approvals in Kansas and Missouri, which are required before the merger can be completed.

4.     Who Is Entitled To Vote At The Meeting?

        Only shareholders of record at the close of business on March 10, 2008, the record date for the meeting, are entitled to receive notice of and to vote at the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. In connection with our solicitation of proxies for the annual meeting, we are mailing this proxy statement to shareholders on or about March 17, 2008.

5.     What Constitutes A Quorum?

        In order to conduct business at the meeting, we must have a quorum. This means that the holders of at least a majority of the outstanding shares entitled to vote must be present, either by proxy or in person, at the meeting. As of the record date, approximately 376 million shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 188 million votes will be required to establish a quorum.

        Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether or not a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power and has not received voting instructions from the beneficial owner. If we do not have a quorum, the meeting may be adjourned or postponed to a later date.

6.     What Methods Can I Use To Vote?

        If you are a shareholder of record and attend the meeting, you may deliver your marked proxy card in person at the meeting. "Street name" holders who wish to vote at the meeting will need to obtain a form of proxy from the institution that holds their shares.

        Whether you are a shareholder of record or a "street name" holder, you may vote your shares by mail, by telephone or over the Internet, as described below.

        Voting by Mail:    you may vote by written proxy card, by marking, signing, dating and returning your proxy card in the enclosed pre-addressed, postage-paid envelope.

        Voting by Telephone or Internet:    you may vote by touchtone telephone from anywhere in the United States or Canada, using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. "Street name" holders may only vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker should have enclosed the instructions with this proxy statement. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

7.     How Can I Revoke A Proxy?

        You can revoke your proxy and change your vote at any time before the meeting by giving written notice to the Secretary of the Company, by delivering a later-dated proxy that is properly executed, or by voting in person at the meeting.

8.     What Are My Voting Choices When Voting For Director Nominees, And What Vote Is Needed To Elect Directors?

        You may vote for all nominees, withhold your vote from all nominees, or withhold your vote from specific nominees.

        Directors will be elected by a plurality. This means that the three nominees who receive more votes than any other nominee will be elected. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated.

        If you hold your shares in "street name" through a broker or other nominee and you have not provided specific voting instructions, your broker or nominee will be permitted to vote your shares on the election of directors, except under certain circumstances, including if the election is subject to counter-solicitation. If your broker or other nominee does not vote your shares on this proposal, the broker non-votes will not affect the election results.

9.     What Are My Voting Choices When Voting To Ratify The Selection Of Our 2008 Independent Registered Public Accountant, And What Vote Is Needed To Ratify Our Independent Registered Public Accountant Selection?

        You may vote for the proposal, against the proposal, or abstain from voting on the proposal.

        The ratification of our independent registered public accountant requires the affirmative vote of the holders of a majority of the shares present, either by proxy or in person, and entitled to vote. A properly executed proxy marked "ABSTAIN" will be counted as present and entitled to vote, so abstaining will have the same effect as voting against the proposal.

        If you hold your shares in "street name" through a broker or other nominee and you have not provided specific voting instructions, your broker or nominee will be permitted to vote your shares on this proposal. If your broker or nominee does not vote your shares on this proposal, the broker non-votes will have no effect and will not be counted as votes for or against this proposal.

10.   How Do I Vote My 401(k) Plan Shares?

        If you participate in our 401(k) plan and you have shares of Aquila common stock allocated to your account, you may give voting instructions to the trustee for the number of shares of common stock equivalent to the Aquila common stock credited to your account as of the record date. These shares are represented on a separate voting instruction card. You may provide instructions by following the procedures outlined on the card. The plan trustee will follow participants' voting directions unless it determines that to do so would be contrary to the Employee Retirement Income Security Act of 1974. If you do not provide voting instructions, the trustee will vote the number of shares credited to your account in the same proportion that it votes shares for which it did receive timely instructions, unless the plan trustee is required by law to exercise its discretion in voting such shares.

        You may revoke previously given voting instructions by following the instructions provided by the trustee or outlined in Question 7 above.

11.   What Are The Recommendations Of Our Board Of Directors?

        Our Board of Directors recommends a vote FOR each of the director nominees designated by our Board, and FOR the ratification of the appointment of KPMG LLP as our independent registered public accountant for 2008. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board.

        We do not know of any additional matters to be acted upon at the meeting. With respect to any other matter that properly comes before the meeting, the proxy holders will vote at their own discretion.

12.   What If A Shareholder Does Not Specify A Choice When Returning A Proxy?

        Shareholders should specify a choice for each matter on the enclosed proxy. If no instructions are given, proxies that are signed and returned will be voted FOR each of the director nominees designated by our Board, and FOR the ratification of the appointment of KPMG LLP as our independent public accountant for 2008.

MANAGEMENT INFORMATION

Our Management Team

Name	Age at December 31, 2007	Position
Richard C. Green	53	President, Chief Executive Officer and Chairman
Beth A. Armstrong	45	Senior Vice President and Chief Accounting Officer
Jon R. Empson	62	Senior Vice President, Regulated Operations
Leo E. Morton	62	Senior Vice President and Chief Administrative Officer
Christopher M. Reitz	41	Senior Vice President, General Counsel, and Corporate Secretary
Scott H. Heidtbrink	46	Vice President, Power Generation & Energy Resources

Richard C. Green (B.S., Business, Southern Methodist University)

        Rick joined our Company in 1976. He served as President from 1985 to 1996, and he served as Chief Executive Officer from 1985 through 2001. Rick resumed the roles of President and Chief Executive Officer in October 2002. He has been Chairman of our Board of Directors since 1989.

Beth A. Armstrong (B.S., Business Administration, Southeast Missouri State University)

        Beth joined our company in 1991 and held various accounting and financial analysis positions between 1991 and 2005. She was named Vice President, Controller in July 2005, and she was appointed Vice President and Chief Accounting Officer in July 2006. Beth was promoted to Senior Vice President and Chief Accounting Officer in May 2007.

Leo E. Morton (B.S., Mechanical Engineering, Tuskegee University; M.S., Management, Massachusetts Institute of Technology)

        Leo joined our company in 1994. He was named Senior Vice President and Chief Administrative Officer in 2000. Prior to working for us, Leo held executive and management positions in manufacturing and engineering for AT&T.

Christopher M. Reitz (B.S., Accounting and Business, University of Kansas; J.D., University of Kansas Law School)

        Chris joined our company in 2000 and held various positions within our legal department between 2000 and 2005. He was named Interim General Counsel and Corporate Secretary in February 2005, and he was appointed Senior Vice President, General Counsel, and Corporate Secretary in May 2005. Prior to working for us, Chris held corporate counsel positions with Cerner Corporation and what are now Sprint-Nextel Corporation and the law firm of Husch Blackwell Sanders LLP.

Jon R. Empson (B.A., Economics, Carleton College; M.B.A., Economics, University of Nebraska at Omaha)

        Jon joined the Company in 1986. He was appointed Aquila's Senior Vice President, Gas Supply and Regulatory Services in 1993, and he was named Senior Vice President, Regulatory, Legislative and Environmental Services in 1996. Jon was appointed Senior Vice President, Regulated Operations in December 2003.

Scott H. Heidtbrink (B.S., Electrical Engineering, Kansas State University)

        Scott joined the Company in 1987 and held various engineering and operations management positions between 1987 and 2002. He served as Vice President, Kansas/Colorado Gas from 2002 to 2004, and he led our Six Sigma deployment into our utility operations in 2004 and 2005. Scott was appointed Vice President, Power Generation & Energy Resources in January 2006.

DIRECTOR INFORMATION

Current Directors

The following persons are directors of the Company:

Name	Year Term Expires	First Year Elected or Appointed	Age at December 31, 2007
Herman Cain	2008	1992	62
Patrick J. Lynch	2008	2004	70
Nicholas J. Singer	2008	2005	28
Dr. Michael M. Crow	2009	2003	52
Richard C. Green	2009	1982	53
Irvine O. Hockaday, Jr.	2010	1995	70
Heidi E. Hutter	2010	2002	50
Dr. Stanley O. Ikenberry	2010	1993	72
Director Nominees
Herman Cain
Patrick J. Lynch
Nicholas J. Singer

Biographies

        Herman Cain has been the Chief Executive Officer of T.H.E. New Voice, Inc., a leadership consulting company specializing in keynote speaking and inspirational publications, since 1996. He was the Chairman of the Board of Godfather's Pizza, Inc. in Omaha, Nebraska for 16 years, and serves as a director of AGCO Corporation and Whirlpool Corporation. Mr. Cain is also a member of the Board of Trustees of Morehouse College.

        Dr. Michael M. Crow has served as President of Arizona State University since July 2002. Prior to joining Arizona State University, Dr. Crow was the Executive Vice Provost of Columbia University, where he was also a Professor of Science and Technology Policy in the School of International and Public Affairs.

        Richard C. Green has served as Chairman, President and Chief Executive Officer of the Company since October 2002. He has been the Chairman since February 1989 and was also Chief Executive Officer of the Company from May 1985 through December 2001. In December 2005, as a result of a capital impairment, a receiver was appointed over the assets of KCEP I, L.P., a company regulated by the United States Small Business Administration. Mr. Green was one of three managers of the general partner of KCEP.

        Irvine O. Hockaday, Jr. retired in December 2001 as President and Chief Executive Officer of Hallmark Cards, Inc., positions he held since 1983. He is also a director of Crown Media Holdings, Inc., Ford Motor Company, Sprint Nextel Corporation and The Estee Lauder Companies, Inc.

        Heidi E. Hutter has served as Manager of Black Diamond Capital Partners since 2005 and as Chief Executive Officer of The Black Diamond Group, LLC since 2001. She was previously Chairman, President, and Chief Executive Officer of Swiss Reinsurance America Corp. from 1996 to 1999, and managed the Equitas Project of Lloyd's of London from 1993 through 1995. Ms. Hutter is a Fellow of the Casualty Actuarial Society, a member of the Board of Overseers of the School of Risk Management at St. John's University and a director of Aspen Insurance Holdings Limited.

        Stanley O. Ikenberry, Ph.D., served as President of the American Council on Education from 1996 through 2001. Dr. Ikenberry is also a Regent Professor and President Emeritus of the University of Illinois. He previously served as President of the university from 1979 to 1995. Dr. Ikenberry serves as President of the Board of Overseers of the Teachers Insurance and Annuity Association—College Retirement Equities Fund.

        Patrick J. Lynch retired in 2001 as Senior Vice President and Chief Financial Officer of Texaco, Inc., positions he held since 1997. Mr. Lynch serves as a director of North American Galvanizing and Coatings, Inc. and is Chairman of the Board of Trustees of Iona College in New Rochelle, New York. He is also a past member of the Board of Trustees of the American Petroleum Institute, the Conference Board of the Financial Executives Institute, and the CFO Advisory Council.

        Nicholas J. Singer has served as Co-Managing Member of Standard General Management LLC, a hedge fund management firm, since 2007. Before joining Standard General Management LLC, Mr. Singer was a Senior Partner of Cyrus Capital Partners during 2005 and 2006. Prior to joining Cyrus Capital Partners, he was a senior research analyst and Principal at OZ / OZF Capital from 2001 until 2005.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

        Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value over a sustained period of time. Our Board has adopted and adheres to Corporate Governance Principles that it and our management believe promote this purpose. The Corporate Governance Principles cover, among other things, the composition and function of the Board, director independence, and the selection and orientation of new directors. We periodically review these Corporate Governance Principles and update them, as appropriate, based upon Delaware law (the state in which we are incorporated), New York Stock Exchange ("NYSE") rules and listing standards, Securities Exchange Commission ("SEC") regulations, and other practices designed to ensure transparency and effective governance of the Company.

        The Board of Directors has also adopted a Code of Business Conduct that applies to all of our directors and employees. The Code of Business Conduct requires, among other things, that our directors and employees avoid conflict of interests, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company's best interest. All employees are required to certify periodically that they have reviewed and are aware of their responsibilities under the Code of Business Conduct. In addition, we have a Code of Ethics for Senior Financial Officers, which covers our Chief Executive Officer ("CEO"), Chief Accounting Officer and all other senior financial officers. This policy supplements our Code of Business Conduct and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

        Copies of the Corporate Governance Principles, Code of Business Conduct, and Code of Ethics for Senior Financial Officers can be viewed on our website at www.aquila.com, and are available in print to any shareholder who requests them by writing to Investor Relations, Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105. If we make any amendments to the Corporate Governance Principles, Code of Business Conduct, or Code of Ethics, or grant to any director or executive officer a waiver of any provision of the Code of Business Conduct or the Code of Ethics, we will promptly update the information on our website.

Meetings And Attendance Of The Board And Committees Of The Board

        In 2007, eight of our directors attended the annual meeting, our Board met eleven times, and the four standing committees of the Board met a combined total of nine times. Each director attended at least 75% of the meetings of the Board and the committees on which the director served during the periods in which the director served during 2007. The Board and committees held executive or private sessions without company management present six times last year. The lead non-employee director, Herman Cain, presides over executive sessions of the Board, whereas the chairperson of the respective committees presides over the executive sessions of the committees.

        The duties and membership of each standing committee are described below, as well as the number of meetings held by each committee in 2007.

Committees of the Board	Summary of Responsibilities of the Committees*	Current Committee Members	Number of meetings held in 2007
Audit	Retains independent registered public accountants and pre-approves their services. Reviews and approves our audit plans, accounting policies, financial statements, financial reporting, internal audit reports and internal controls.	Lynch** Hutter Singer	4
Compensation and Benefits	Evaluates the performance of, and establishes the compensation of, the CEO and our other executive officers. Establishes and monitors management's administration of our retirement plans and employee benefit plans.	Hockaday** Crow Ikenberry	3
Executive	Exercises the authority of our Board on matters of an urgent nature that arise when the Board is not in session.	Green** Cain Hockaday	0
Nominating and Corporate Governance	Identifies, considers and recommends to our Board nominees for directors. Develops and recommends to our Board corporate governance principles applicable to our company. Oversees the annual evaluation of our Board and its committees.	Ikenberry** Crow Hockaday	2

*
The responsibilities of the Audit Committee, Compensation and Benefits Committee, and Nominating and Corporate Governance Committee are described in the committees' respective charters, which were adopted by the Board. The committee charters and our Bylaws are available on our website at www.aquila.com. Copies may also be obtained by writing to Investor Relations, Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105.

**
Indicates Committee chairperson.

Director Independence

        The Board of Directors has affirmatively determined that each of its members, other than Mr. Green, and each director nominee is independent from Aquila. The Board uses NYSE rules relating to independence as a guide to assessing director independence. The Board has affirmatively determined that, with the exception of Mr. Green, none of its members and no director nominee has any relationship under the NYSE rules that would preclude their service on any standing committee of the Board. In addition, the Board requires each of its members and each director nominee to disclose in an annual questionnaire any relationship he or she or his or her family members have had with Aquila and its subsidiaries, accountants, directors and officers within the past five years. The Board takes into account any such relationship in making its determination.

Director Selection Process

        Working closely with the full Board, the Nominating and Corporate Governance Committee of the Board develops criteria for open Board positions, taking into account factors it considers appropriate, including, among others, the current Board composition, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and our independent directors, and the need for specialized expertise. Applying these criteria, the Nominating and Corporate Governance Committee considers candidates for director nominees submitted to our Corporate Secretary by our directors, management and shareholders, in accordance with the procedures set forth in our Bylaws. The Nominating and Corporate Governance Committee engages an independent search firm from time to time to assist in identifying and evaluating director candidates.

Communications With The Board Of Directors

        Stockholders and other interested parties who want to communicate directly with our Board, any Board committee, or any director should send their communications in writing to Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105, Attention: Corporate Secretary—Board Communication. All communications will be compiled by the Corporate Secretary and submitted to the lead director of the Board, the committee chairperson, or the individual director, as applicable, on a periodic basis. The Secretary will respond to letters or take other actions in accordance with instructions from the applicable Board contact.

* * * * *

PROPOSAL 1: ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

        Three directors of the Company are to be elected to hold office for the term indicated below. The following persons have been designated by our Board as nominees for the office:

Herman Cain	2011 Class	3 years
Patrick J. Lynch	2011 Class	3 years
Nicholas J. Singer	2011 Class	3 years

        We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time of the meeting, the proxy will be voted for the election of another nominee to be designated by our Board.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE FOR DIRECTOR.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        SEC rules require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based upon our records and other information, we believe that all of our directors and executive officers made the required filings in 2007 in a timely manner, except for one late filing of a Form 4 by Ms. Armstrong and Mr. Heidtbrink. Each deliquent filing reported one sale transaction (2,341 common shares sold by each executive officer) to cover withholding tax payable when shares of restricted common stock became unrestricted on December 28, 2007.

Security Ownership Of Directors, Director Nominees, And Executive Officers

        In general, "beneficial ownership" includes those shares a director or executive officer has sole or shared power to vote or transfer, and stock options that are currently exercisable or that are exercisable within 60 days. On December 31, 2007, our directors and executive officers beneficially owned 3,240,909 shares of our common stock. As of December 31, 2007, the total number of shares beneficially owned by our directors and executive officers represents less than 1% of the outstanding shares of Aquila common stock.

Name of Beneficial Owner	Issued Shares Beneficially Owned		Exercisable Stock Options(3)	Total Beneficial Ownership
Beth A. Armstrong	60,215		54,296	114,511
Herman Cain	66,069		0	66,069
Michael M. Crow	36,250		0	36,250
Jon R. Empson	139,600		51,850	191,450
Richard C. Green	688,371	(1)	565,962	1,254,333
Scott H. Heidtbrink	14,402		58,814	73,216
Irvine O. Hockaday, Jr.	64,418		0	64,418
Heidi E. Hutter	55,022		0	55,022
Stanley O. Ikenberry	58,022		0	58,022
Patrick J. Lynch	34,125		0	34,125
Leo E. Morton	127,529		86,000	213,529
Christopher M. Reitz	46,000		22,900	68,900
Nicholas J. Singer	1,011,064	(2)	0	1,011,064
Directors and Executive Officers as a group	2,401,087		839,822	3,240,909

(1)
Includes 13,556 shares held in trusts over which Mr. Green has voting and investment control.

(2)
997,939 of these shares are owned directly by Standard General Master Fund L.P. Mr. Singer is a co-managing member of an affiliate of Standard General Master Fund L.P., and has an indirect controlling interest in the entity that has voting and investment control over the securities held by Standard General Master Fund L.P. Mr. Singer disclaims beneficial ownership of these shares.

(3)
Only 9,800 of these options were "in the money" as of December 31, 2007, based on the closing market price of our common stock ($3.73 per share) on December 31, 2007.

Stock Ownership Of Certain Beneficial Owners

        Based on filings with the SEC, the following stockholders are known by us to beneficially own 5% or more of our common stock as of December 31, 2007.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Horizon Asset Management, Inc. 470 Park Avenue South New York, NY 10016	59,638,374	16.0%
GAMCO Investors, Inc.(1) One Corporate Center Rye, NY 10580-1435	34,717,250	9.2%
Advisory Research, Inc. 180 North Stetson St., Suite 5500 Chicago, IL 60601	28,937,224	7.7%
Kinetics Asset Management, Inc. 470 Park Avenue South New York, NY 10016	26,189,536	7.0%
Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	23,117,768	6.2%

(1)
Mario J. Gabelli controls or acts as chief investment officer for reporting entities that collectively owned 5% or more of our outstanding common stock at December 31, 2007. Although only one of the reporting entities (GAMCO Asset Management, Inc.) individually owned 5% or more of our common stock, aggregate ownership information has been disclosed because Mr. Gabelli is deemed to have beneficial ownership of the securities beneficially owned by all such reporting entities.

Pending Merger

        We have entered into an agreement with Great Plains Energy pursuant to which all of our outstanding common stock will be acquired by Great Plains Energy in a merger. A more detailed description of this transaction is provided in Note 19 to the Consolidated Financial Statements contained in our 2007 annual report.

EXECUTIVE COMPENSATION

This section contains descriptions of employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements that are filed as exhibits to (or incorporated by reference into) this proxy statement or our 2007 annual report.

Compensation Discussion and Analysis

Overview Of Compensation Program

        The Compensation and Benefits Committee of our Board of Directors (the "Committee") is responsible for establishing and implementing, and monitoring adherence with, the Company's compensation philosophy. This responsibility also includes establishing and approving the compensation program for our named executive officers, which the Committee believes is fair, reasonable, and competitive. The Committee acts pursuant to a charter approved by our Board of Directors, which is reviewed annually.

        Throughout this proxy statement, we refer to the individuals who served as our CEO and Chief Accounting Officer during 2007, as well as the other individuals included in the Summary Compensation Table on page 23 of this proxy statement, as our "named executive officers."

Compensation Philosophy

        Under the Committee's oversight, our compensation program is designed to retain and reward talented executives who can contribute to our long-term success and to reward performance that is valued by our stakeholders. Under our current circumstances, we are not attempting to attract new executive officers. Key principles of our compensation philosophy, as established by the Committee, include providing total compensation opportunities that are competitive within our industry and ensuring that we align those compensation opportunities with appropriate performance metrics. In this regard, our compensation practices are intended to (i) put us at the market 50th percentile of utilities similar to us, at expected levels of performance, which the Committee believes is sufficient to retain the talent necessary to run our business and execute our strategies, (ii) support and reinforce important business goals and objectives, and (iii) provide balanced incentives for achieving consistent and strong results for all of our stakeholders, including shareholders, employees, regulators, and customers. The Committee believes that the total compensation for our named executive officers is, on the whole, in the lower quartile of our peer group of companies, primarily because our named executive officers do not currently participate in many of our on-going compensation plans, including our incentive compensation plan.

        Our compensation philosophy has changed significantly since 2002, when we changed our strategic direction to focus on our core utility operations. Although our compensation philosophy is unlikely to change further due to the pending Merger, if the Merger is not completed, we expect the Committee to review (and, if appropriate, modify) our compensation philosophy and objectives to ensure that our compensation goals and practices are in line with our utility peers and fit our business strategy and conditions.

Setting Executive Compensation

        Based on the foregoing objectives, the Committee has structured the Company's executive compensation to motivate employees to achieve the business goals established by our Board of Directors. In furtherance of this, the Committee engaged Hewitt Associates, LLC ("Hewitt" or our "compensation consultant") to serve as our independent compensation consultant. Hewitt provides expertise in the design and implementation of our executive compensation plans, as well as providing the Committee with relevant market data. Hewitt attends Committee meetings and meets in private with the Committee regularly. Hewitt has served as the Committee's compensation consultant for more than 10 years.

        In addition to serving as the Committee's compensation consultant, Hewitt provides actuarial and other benefit-related services for the Company's pension and other employee benefit plans. The Committee has conducted significant due diligence in considering these services, as well as actions taken by Hewitt to avoid potential conflicts, and has determined these services do not impair Hewitt's ability to serve as an independent advisor to the Committee.

Role Of Executive Officers In Setting Executive Compensation

        The Committee annually reviews all compensation decisions relating to our named executive officers. Our Chief Administrative Officer serves as management's liaison with the Committee. Our enterprise support functions (including human resources and legal departments) provide assistance to the Committee in connection with administration of its responsibilities, such as setting meetings and assembling and distributing meeting materials.

        Our CEO has no direct role in setting his own compensation. The Committee does, however, meet with our CEO to evaluate his performance against his pre-established goals, and he makes recommendations to our Board of Directors regarding budgets that may affect certain of those goals. Our CEO also makes recommendations regarding compensation matters related to his direct reports and provides input regarding executive compensation programs and policies in general.

        Management assists the Committee by providing information needed or requested by the Committee, such as reconciliation between actual performance and budget or forecasted performance; historic compensation information; compensation expense; Company policies, reports and programs; and, information related to peer companies. Management also provides input and advice regarding compensation programs and policies, and their impact on our Company and its executives.

Market Data And Peer Group

        In determining compensation levels for our named executive officers, the Committee relies on information provided by Hewitt with respect to compensation information for comparable positions from the following peer group of companies:

•	AGL Resources Inc.	•	Alliant Energy Corporation
•	Ameren Corporation	•	CenterPoint Energy, Inc.
•	Cleco Corporation	•	CMS Energy Corporation
•	El Paso Electric Company	•	Great Plains Energy Incorporated
•	IDACORP, Inc.	•	NiSource Inc.
•	PNM Resources, Inc.	•	SCANA Corporation
•	Southern Union Company	•	Westar Energy, Inc.

        This peer group consists of regional utilities with median 2006 annual revenues of $2.6 billion. The Committee approved the use of this group because it considers this group representative of similar utilities with a primary focus on domestic regulated businesses and a mix of gas and electric operations. While the median revenues of the group reflects our size, Hewitt also uses regression analysis based on our revenue to size adjust its market recommendations for each position.

        Because the base salaries of our named executive officers were not adjusted and our named executive officers did not participate in our incentive compensation plans last year, the Committee did not review detailed market data for this peer group in 2007.

Elements Of Our Compensation Program

        In 2007, our compensation program consisted primarily of base pay, benefits, and discretionary awards (including both stock awards and cash bonuses).

  Base Pay

        The Committee generally reviews each senior executive's base salary annually and targets those to approximate the size adjusted median of base salaries paid to executives in similar roles of our peer group. To make sure each executive is paid appropriately, the Committee considers his or her level of responsibility, prior experience, overall knowledge, executive pay for similar positions at other companies, and executive pay within our organization. When considering annual increases to base pay, the Committee also considers the Company's performance and ability to sustain the increased pay.

        In 2007, the base pay of our named executive officers did not change from 2006. For the named executive officers other than Mr. Green, the Committee believed the adjustments made in 2006 were sufficient when considered together with, among other things, (i) our pending merger with Great Plains Energy and, in turn, the severance payments to be made to our named executive officers upon completion of the merger, (ii) the special stock awards planned for, and awarded in, 2007, and (iii) the cash amounts payable to our named executive officers in 2007 upon completion of the Kansas electric utility sale and, with respect to Ms. Armstrong, the retention award payable to her in 2007.

        With regard to Mr. Green, the Committee did not believe an adjustment to his base salary was necessary last year given (i) the anticipated severance payment to be made to Mr. Green upon completion of the merger, (ii) the cash amount payable to Mr. Green upon completion of the Kansas electric utility sale, and (iii) Mr. Green's base salary is in the top quartile for CEO positions in our peer group. Mr. Green's total compensation has been in the lowest quartile of our peer group and he has not received a salary adjustment since 2002.

  Benefits

        In general, the Company offered the benefits described below to our named executive officers last year.

        Pension Plan:    Our executives participate in our defined benefit pension plan on the same basis as our other employees. Because the Internal Revenue Code limits the benefits payable from our pension plan, our senior executives also participate in our supplemental executive retirement plan ("SERP"), which is an unfunded nonqualified deferred compensation plan. The pension and SERP benefits offered to our named executive officers are described beginning on page 29.

        Savings Plan:    Our executives participate in the Company's 401(k)/profit sharing plan on the same basis as our other employees. Under the plan, we make a matching contribution equal to 100% of the first 6% of compensation the employee defers. We also make a discretionary contribution equal to 2% of the employee's compensation, with an additional discretionary contribution based on age and years of service with the Company.

        Our executives may also participate in a non-qualified deferred compensation plan that permits them to defer compensation beyond the dollar amounts permitted to be deferred under our 401(k)/profit sharing plan. The investment options available to our executives under these plans are generally identical to those offered within our 401(k)/profit sharing plan.

        Health and Welfare:    Our executives participate in our medical, dental and other welfare benefit programs generally on the same basis as our other employees. Our executive are also eligible for a Company-paid supplemental life insurance benefit.

  Perquisites

        The Committee does not view perquisites as a significant element of the compensation program; instead, the Committee believes that the perquisites provided to our named executive officers are customary for similarly situated officers within our peer group. For additional information on the perquisites provided to our named executive officers in 2007, see note 7 to the Summary Compensation Table.

  Incentive Pay

        Our named executive officers did not participate in the Company's 2007 annual incentive compensation plan.

  Special Stock Award

        In July 2007, upon the Committee's recommendation, our Board awarded shares of restricted stock to our named executive officers other than Mr. Green. In authorizing this special grant, our Board considered the following: (i) the fact that our named executive officers have not participated in the Company's short-term and long-term incentive compensation plans since 2002, (ii) the significant improvement of the Company's financial condition and performance since 2002, (iii) the Company's need to retain talent at the executive ranks, and (iv) the Committee's desire to link part of the Company's executive compensation to the incentive compensation provided to other employees of the Company and to the completion of the Company's pending sale to Great Plains Energy and Black Hills. These restricted stock grants are described in detail under "Stock Awards" beginning on page 25.

  2007 Performance Bonuses

        In February 2008, the Committee granted cash awards to our named executive officers other than Mr. Green. The discretionary cash awards were granted in recognition of the Company's superior performance against the corporate performance metrics established for the Company's 2007 annual incentive compensation plan, in which our named executive officers did not participate. The corprorate performance metrics related to network reliability, customer service, employee safety, effective use of capital, and cost reductions. The awards were sized to reflect (i) what the highest-level participants in the 2007 annual incentive compensation plan could earn under the corporate component of the plan (i.e., a targeted payout equal to 21% of a participant's base salary), and (ii) the 2007 actual results of the performance metrics established for the corporate component of the 2007 annual incentive compensation plan, as verified by the Committee and as calculated as a percentage of the targeted payout ratio (i.e., 128.5% of a participant's targeted payout). Accordingly, with respect to each participating named executive officer, the cash award granted by the Committee was calculated by multiplying 128.5% by an amount equal to 21% of his or her base salary. The cash awards were paid on February 29, 2008, as follows:

Named Executive Officer	Award
Beth A. Armstrong	$70,161
Jon R. Empson	$97,146
Leo E. Morton	$89,590
Christopher M. Reitz	$70,161

        These performance-driven awards, which were issued under the Company's 2002 Omnibus Incentive Plan, are considered by the Committee to be a component of the 2007 executive compensation program.

Employment Agreements

        The Company entered into an employment agreement with Mr. Green in 2002 when he reassumed the CEO position. The terms of this agreement are described beginning on page 32. No other named executive officer has an employment agreement with us.

Change In Control Agreements

        The Company has entered into a change in control agreement with each of our named executive officers other than Mr. Green, whose employment agreement contains change in control provisions. The Committee reviews the continued suitability of these agreements and eligibility with respect to these agreements at least annually.

        The Committee believes that change in control agreements serve the best interests of the Company and its shareholders by ensuring that if a hostile or friendly change in control is under consideration, our executives will be able to advise our Board about the potential transaction in the best interests of shareholders, without being unduly influenced by personal considerations, such as fear of economic consequences of losing their jobs as a result of a change in control. In addition, because these types of agreements are offered to executives at other companies in the marketplace, change in control agreements are a necessary part of competitive compensation for our named executive officers. The terms of these agreements are comparable to the practices of the companies in our peer group.

        The change in control agreements of our named executive officers are further described beginning on page 33. For a quantitative disclosure regarding estimated payments and other benefits that would have been received by our named executive officers had their employment been terminated due to a change in control occurring on December 31, 2007, see "Potential Payments Upon Termination Of Employment Or Change In Control" at page 35.

Severance Policy & Severance Agreements

        With respect to the termination of named executive officers outside of a change in control, the Company's past practice has been to provide severance compensation at least equal to the greater of (i) the severance calculation made under our workforce transition plan for non-executive employees and (ii) depending on the executive's compensation level, a number of months' base salary ranging from six to 24 months.

        During 2007, the Company entered into a severance and release agreement with its former Chief Operating Officer, Mr. Stamm. The terms of this agreement are described on page 34.

Impact Of Tax And Accounting Treatments

        In designing the compensation programs, the Committee's primary consideration is the achievement of strategic business goals that serve all of the Company's stakeholders. Section 162(m) of the Internal Revenue Code limits our ability to deduct compensation paid in excess of $1 million to our CEO and the next four highest-paid officers in any year, unless the compensation meets certain performance requirements. The Committee remains committed to making awards that qualify as deductible compensation under section 162(m) of the Code whenever possible.

        With the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, the Company does not expect accounting treatment of differing forms of equity awards to vary significantly and therefore accounting treatment is not expected to have a material effect on the selection of forms of equity compensation.

Timing Of And Processes For Compensation Decisions

        The Committee develops an annual agenda to assist it in fulfilling its responsibilities. Generally, in the fourth quarter of each year, the Committee reviews our compensation consultant's market analysis practices of our peers' compensation practices and other policy-related issues and considerations in establishing total compensation targets and objectives for the following year. In the first quarter of each year, the Committee:

  •
  reviews prior year performance and authorizes the distribution of short and long-term incentive pay-outs, if any, for the prior year;

  •
  establishes performance criteria and participation guidelines for the current year annual incentive program, if applicable, and for any long-term incentive awards; and

  •
  reviews base pay and annual short-term targets, if applicable, for executives according to the market perspective provided by our outside consultants and reflective of Company and individual performance.

        This timing has been selected as a result of a variety of tax considerations. In order to satisfy the deductibility requirements under Section 162(m) of the Internal Revenue Code, performance objectives must be established in the first 90 days of the performance period. If annual incentive awards will be established, performance objectives must be established no later than the end of March. In addition, in order to avoid being considered deferred compensation under Section 409A of the Code, bonus awards with respect to the prior year must be paid out prior to the 15th day of the third month after the end of the fiscal year, usually March 15th for us.

        The Company has established guidelines for the grant, delivery, documentation and recording of equity awards. Equity awards may be made only by the Committee or those authorized by the Committee under specific parameters approved by the Committee.

        Grants can only be authorized in writing. Authorizations of amendments, modifications or changes to awards must be in writing and can only be adopted with the Committee's approval. For option awards, the option awards must be granted at the fair market value of our stock on the grant date.

Compensation Committee Report

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the Company's management and, based on our review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2007.

THE COMPENSATION AND BENEFITS COMMITTEE
Irvine O. Hockaday, Jr., Chairperson Michael M. Crow Stanley O. Ikenberry

Compensation Summary And Related Tables

Summary Compensation Table

        The table below sets forth information regarding 2007 and 2006 compensation for our named executive officers, noting that Mr Stamm's employment with the Company terminated on
April 27, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Richard C. Green Chairman, Chief Executive Officer, and President	2007 2006	990,000 990,000	0 0		0 0	742,500 0	58,624 245,136	88,495 89,711	1,879,619 1,324,847
Beth A. Armstrong Senior Vice President and Chief Accounting Officer	2007 2006	260,000 236,129	220,161 20,000	(1)	69,168 16,178	0 71,335	6,784 10,385	23,645 32,554	579,758 386,581
Jon R. Empson Senior Vice President, Regulated Operations	2007 2006	360,000 350,770	97,146 20,000	(2)	79,044 0	225,000 0	78,033 112,643	27,180 35,112	866,403 518,525
Leo E. Morton Senior Vice President and Chief Administrative Officer	2007 2006	332,001 332,001	89,590 20,000	(2)	79,044 0	249,001 0	55,912 102,720	41,721 53,840	847,269 508,561
Christopher M. Reitz Senior Vice President, General Counsel and Corporate Secretary	2007 2006	260,000 255,384	90,161 120,000	(3)	53,078 0	172,500 0	10,783 12,388	22,450 32,662	608,972 420,434
Keith G. Stamm former Senior Vice President and Chief Operating Officer	2007 2006	155,769 450,000	0 20,000		0 0	337,500 0	53,977 42,224	1,605,287 65,923	2,152,533 578,147

(1)
Represents (a) payment of a $130,000 retention award granted in 2006, which was paid in 2007 after the one-year retention period expired, (b) payment of a one-time, discretionary bonus of $20,000, and (c) a 2007 performance bonus of $70,161, which was paid in February 2008, as described more fully in "2007 Performance Bonuses" beginning on page 20.

(2)
Represents a 2007 performance bonus paid in February 2008, as described more fully in "2007 Performance Bonuses" beginning on page 20.

(3)
Represents (a) a one-time, discretionary bonus of $20,000, and (b) a 2007 performance bonus paid in February 2008, as described more fully in "2007 Performance Bonuses" beginning on page 20.

(4)
Represents the amount expensed by the Company pursuant to SFAS No. 123R (a) in 2006, for the 2005 grant of restricted stock to Ms. Armstrong, and (b) in 2007, for the 2005 grant of restricted stock to Ms. Armstrong ($16,090) and the 2007 grant of restricted stock to Ms. Armstrong ($53,078) and Messrs. Empson, Morton, and Reitz.

(5)
With respect to 2007 amounts, represents payment of the special performance-based retention awards granted in 2005 and paid in 2007 upon completion of the sale of our Kansas electric utility operations. These cash awards were not expensed pursuant to SFAS 123R; instead, we accrued for these awards under generally accepted accounting principles over the two-year service period from the grant date to the estimated closing date of the last asset sale, i.e., December 31, 2006. Twenty-five percent of these awards was paid (as reflected in the "Bonus" column of the Summary Compensation Table in our

  2006 proxy statement) and expensed when we entered into definitive agreements to sell four utility operations in September 2005. The remaining 75% of these awards, which was fully accrued as of December 31, 2006, was expensed as follows:

Name	2005 Compensation Expense ($)	2006 Compensation Expense ($)
Richard C. Green	147,605	594,895
Beth A. Armstrong	n/a	n/a
Jon R. Empson	44,729	180,271
Leo E. Morton	49,500	199,501
Christopher M. Reitz	34,292	138,208
Keith G. Stamm	67,093	270,407

(6)
Represents the aggregate change in actuarial present value of the named executive officer's accumulated benefit under our pension plan and our SERP calculated by (a) assuming mortality according to the RP 2000 mortality table published by the Society of Actuaries, (b) applying a discount rate of 6.01% and 5.8% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2006 and December 31, 2005, respectively, and (c) applying a discount rate of 6.51% and 6.01% per annum to determine the actuarial present value of the accumulated benefit at December 31, 2007 and December 31, 2006, respectively. Except as explained in note (b) to the table below, none of our named executive officers received preferential or above-market earnings on deferred compensation in 2007. The table below details the 2007 components of this column:

Name	Change in Value under Pension Plan ($)		Change in Value under SERP ($)	Above-Market Earnings under DIP ($)		Net Change in Value Under Pension Plan/SERP/DIP ($)
Richard C. Green	19,561		39,063	0		58,624
Beth A. Armstrong	5,896		888	0		6,784
Jon R. Empson	50,541		6,436	21,056	(b)	78,033
Leo E. Morton	34,557		21,355	0		55,912
Christopher M. Reitz	8,591		2,192	0		10,783
Keith G. Stamm	0	(a)	53,977	0		53,977

  (a)
  Indicates a negative change in value (specifically, negative $2,294 for Mr. Stamm).

  (b)
  Mr. Empson's account balance under the DIP is credited with earnings at a rate equal to 140% of Moody's Corporate Bond Index. The amount shown in this column is equal to the excess of the actual DIP earnings, over the amount that would have been credited under the DIP if earnings were computed using 5.94% (or the 2007 monthly average of 120% of the applicable federal long-term rate, compounded annually).

(7)
The table below details the 2007 components of this column, which include our matching contributions for an executive's voluntary deferral contributions, our profit sharing contributions to qualified and non-qualified defined contribution plans, perquisites, tax gross-ups, and, with respect to Mr. Stamm, termination-related amounts.

Name	Matching Contribution to 401(k)/ CAP ($)	Profit Sharing Contribution to 401(k)/ CAP ($)	Perquisites ($)		Tax Gross-Ups ($)		Termination Amounts ($)		Total "All Other Compensation" ($)
Richard C. Green	13,500	28,667	26,740	(a)	19,588	(d)	0		88,495
Beth A. Armstrong	13,500	6,605	0	*	3,540	(e)	0		23,645
Jon R. Empson	13,500	10,140	0	*	3,540	(e)	0		27,180
Leo E. Morton	13,500	9,540	10,767	(b)	7,914	(f)	0		41,721
Christopher M. Reitz	13,500	5,108	0	*	3,842	(e)	0		22,450
Keith G. Stamm	11,631	12,720	15,631	(c)	38,418	(g)	1,526,887	(h)	1,605,287

  *
  Less than $10,000 of perquisites in the aggregate, and, therefore, zero perquisites disclosed.

  (a)
  Perquisites include reimbursement of annual country club membership dues; an annual lump-sum perquisite allowance ($20,000); the premium associated with an extra 1x salary coverage under the group term life insurance and group accidental death and dismemberment ("AD&D") insurance plans provided by the Company to its employees; and, a portion of the cost of an executive physical that was not covered by insurance.

  (b)
  Perquisites include an annual lump-sum perquisite allowance; reimbursement of tax and financial planning services; and, the premium associated with an extra 1x salary coverage under the group term life insurance and group AD&D insurance plans provided by the Company to its employees.

  (c)
  Perquisites include an annual lump-sum perquisite allowance ($10,000); reimbursement of tax and financial planning services; and, the premium associated with an extra 1x salary coverage under the group term life insurance and group AD&D insurance plans provided by the Company to its employees.

  (d)
  Reflects tax gross-up payments associated with the reimbursement of annual country club membership dues and an annual lump-sum perquisite allowance ($15,367).

  (e)
  Reflects tax gross-up payment associated with an annual lump-sum perquisite allowance.

  (f)
  Reflects tax gross-up payments associated with an annual lump-sum perquisite allowance and tax and financial planning services.

  (g)
  Reflects tax gross-up payments associated with an annual lump-sum perquisite allowance, financial planning services, and severance-related outplacement services ($26,892).

  (h)
  Reflects (i) accrued vacation of $38,077 paid out upon termination of Mr. Stamm's employment, (ii) severance payments of $900,000, of which $294,231 was paid in 2007 and the balance of which will be paid through April 28, 2009, (iii) target market bonus of $450,000 paid in 2007 pursuant to Mr. Stamm's severance agreement, (iv) severance-related incidentals of $103,810 paid in 2007, and (v) an after-tax cash payment of $35,000 in lieu of certain outplacement services paid in 2007. The amount of outplacement services (or, in lieu thereof, cash) was grossed-up for tax purposes, and tax gross-up amount associated with these services or lump-sum payment is reflected in the "Tax Gross-Ups" column. For additional information, see the information described in "Severance and Release Agreement" beginning on page 34.

Stock Awards

        We awarded shares of restricted stock to certain named executive officers in 2007, as described below. The size of these awards was based on the 50th percentile market data provided by our compensation consultant and the seniority of our named executive officers. The performance metrics associated with these grants were selected in order to, among other things, (i) align the interests of these named executive officers with key metrics associated with improving our financial condition and delivering quality service to our utility customers and (ii) link part of the compensation of these named executive officers to the incentive compensation provided to other employees of the Company and to the completion of our pending merger with Great Plains Energy. Information regarding the number of restricted shares awarded to our named executive officers is provided in the Grants of Plan-Based Awards Table below.

  Performance-Based Restricted Stock.

        The shares of performance-based restricted stock will vest on December 31, 2008, subject to verification by the Committee of the Company's attainment of certain performance standards, including (i) a ratio comparing the Company's 2007 earnings (excluding certain merger-related costs and other one-time events) before interest, taxes, depreciation and amortization ("Adjusted EBITDA") to the amount of the Company's average net utility plant investment, and (ii) four operating metrics relating to network reliability, meter reading accuracy, and response time for customer service calls.

        The named executive officers could have earned zero to 150% of the targeted number of shares, depending on whether the Company satisfied the 2007 Adjusted EBITDA to net utility plant investment ratio described above. The number of performance-based shares earned could have also been reduced if the Company failed to achieve one or more of the four operating metrics. If the Company failed to achieve one of the operating metrics, the shares of restricted stock would have decreased by 25%. If the Company failed to achieve two or three of the operating metrics, the shares would have been reduced by 50% or 75%, respectively. If the Company failed to achieve all four operating metrics, the shares of performance-based stock earned would have been reduced to zero.

        On February 26, 2008, the Committee verified the actual results of the performance metrics and payout ratio applicable to the performance-based restricted stock awards, as set forth below, and determined based on those results the actual number of restricted shares to be issued to our named executive officers.

Financial Metric	Threshold	Target	Maximum	2007 Actual	Payout as of % of Target
2007 Adjusted EBITDA to Average Net Utility Plant Investment	10%	11.5%	13%	13.8%	150%

        In determining the 2007 actual results above, the Committee verified that the Company's non-GAAP 2007 Adjusted EBITDA was $265 million and the Company's 2007 average net utility plant investment was $1.9 billion. To compute 2007 Adjusted EBITDA, our actual 2007 EBITDA from continuing operations of $239.0 million was increased by excluding $26 million of merger-related and severance costs incurred last year.

	Electric States		Gas States
Operating Metrics
	CO	MO	CO	KS	IA	NE	Total
Network Reliability (Target)	n/a	n/a	2	2	2	2	n/a
Network Reliability (2007 Actual)	n/a	n/a	1	—	1	—	n/a
Network Reliability—SAIFI (Target)	1.32	1.73	n/a	n/a	n/a	n/a	n/a
Network Reliability—SAIFI (2007 Actual)	.93	1.58	n/a	n/a	n/a	n/a	n/a
Customer Service—Meter Reading Accuracy (Target)	99.4%	99.4%	99.4%	99.4%	99.4%	99.4%	n/a
Customer Service—Meter Reading Accuracy (2007 Actual)	99.8%	99.9%	99.5%	99.7%	99.7%	99.7%	n/a
Customer Service—Customer Service Calls within 20 Seconds (Target)	n/a	n/a	n/a	n/a	n/a	n/a	72.0%
Customer Service—Customer Service Calls within 20 Seconds (2007 Actual)	n/a	n/a	n/a	n/a	n/a	n/a	82.0%

        Because the 2007 actual performance for each operating metric exceeded target (as shown in the table above), none of the shares of performance-based restricted stock awarded to our named executive officers will be forfeited. As a result, the named executive officers earned 150% of the targeted number of shares of performance-based restricted stock granted. These shares will vest and the restrictions on these shares will lapse upon a change in control of the Company.

  Time-Based Restricted Stock Awards

        The time-based restricted shares will vest in three years, and no restrictions on the sale of shares will apply thereafter. The time restriction will lapse upon a change in control of the Company before July 31, 2010.

Grants of Plan-Based Awards Table

        The table below sets forth information regarding stock awards made to our named executive officers in 2007.

Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Richard C. Green	n/a		0	0	0	0	0	n/a	0
Beth A. Armstrong	7/31/07 7/31/07	(1) (2)	12,500 n/a	25,000 21,000	37,500 n/a	0 0	0 0	n/a n/a	142,313 79,695
Jon R. Empson	7/31/07 7/31/07	(1) (2)	18,500 n/a	37,000 32,000	55,500 n/a	0 0	0 0	n/a n/a	210,623 121,440
Leo E. Morton	7/31/07 7/31/07	(1) (2)	18,500 n/a	37,000 32,000	55,500 n/a	0 0	0 0	n/a n/a	210,623 121,440
Christopher M. Reitz	7/31/07 7/31/07	(1) (2)	12,500 n/a	25,000 21,000	37,500 n/a	0 0	0 0	n/a n/a	142,313 79,695
Keith G. Stamm	n/a		0	0	0	0	0	n/a	0

(1)
Represents the performance-based stock awards described in "Performance-Based Restricted Stock" above. The grant date fair value of these awards was calculated using the maximum number of shares.

(2)
Represents the time-based stock awards described in "Time-Based Restricted Stock" above.

(3)
The amount expensed by the Company in 2007 pursuant to SFAS No. 123R with respect to these grants is included in the 2007 compensation reported for our named executive officers in the Summary Compensation Table. See note 4 to the Summary Compensation Table.

Outstanding Equity Awards At Fiscal Year-End Table

        The table below sets forth information regarding stock awards held by our named executive officers as of December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Richard C. Green	48,750 67,500 65,000 146,250 67,500 65,000 105,962	(1) (1)	23.08 23.56 19.13 23.08 23.56 28.42 34.80	2/2/2009 2/2/2008 2/1/2010 2/2/2009 2/2/2008 1/31/2011 4/23/2011	132,026	(2)	492,457
Beth A. Armstrong	3,800 21,000 5,000 5,700 600 18,196		1.45 3.75 19.13 23.08 24.02 34.80	3/1/2010 12/28/2011 2/1/2010 2/2/2009 11/2/2008 4/23/2011	58,500	(3)	218,205
Jon R. Empson	4,100 8,000 22,500 11,250 6,000		1.45 19.13 23.08 23.56 28.42	3/1/2010 2/1/2010 2/2/2009 2/2/2008 1/31/2011	87,500	(3)	326,375
Leo E. Morton	21,000 30,000 22,500 12,500		19.13 23.08 23.56 28.42	2/1/2010 2/2/2009 2/2/2008 1/31/2011	87,500	(3)	326,375
Christopher M. Reitz	1,900 21,000		1.45 3.75	3/1/2010 12/28/2011	58,500	(3)	218,205

(1)
Awards held in trusts over which Mr. Green has voting and investment control.

(2)
Includes 132,026 shares that vested on March 15, 2008.

(3)
Includes the actual number of performance-based restricted shares earned by our named executive officers in 2007, which is reported in the "Maximum" column of the Grants of Plan-Based Awards Table with respect to the performance-based restricted stock.

(4)
Based on the market price of our common stock ($3.73 per share) on December 31, 2007.

Option Exercises And Stock Vested Table

        The table below sets forth information regarding stock options that were exercised during 2007 and stock awards that vested during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard C. Green	0	0	52,245	214,205
Beth A. Armstrong	0	0	7,000	26,390
Jon R. Empson	0	0	0	0
Leo E. Morton	0	0	0	0
Christopher M. Reitz	0	0	0	0
Keith G. Stamm (1)	0	0	0	0

(1)
Former executive whose employment with the Company terminated in April 2007.

(2)
Amounts reflect the market value of the stock on the day the stock vested.

Retirement Benefits

  Defined Benefit Pension Plans

        We maintain two defined benefit pension plans, a qualified pension plan (our "pension plan") and a non-qualified supplemental executive retirement plan ("SERP"). Employees and executives participate in our qualified pension plan. The SERP is an unfunded, deferred compensation arrangement that is generally designed to provide our executives with a pension benefit based on the portion of their compensation that is otherwise excluded by certain IRS rules and limits applicable to qualified plans.

        Pension Plan:    Under our pension plan, a participant retiring at normal retirement age is eligible to receive monthly benefit payments based on the greatest of three formulas:

Formula 1:	$23 × SVC
Formula 2:	{[0.85% × FAB × SVC projected to NRA] + [0.40% × ECC × SVC projected to NRA] + [0.45% × FAB × SVC before 1989]} × [SVC / SVC projected to NRA, but in no event greater than 1]
Formula 3:	[1% × AMC × SVC] + [0.25% × ECC × SVC]

        For purposes of the foregoing, the following key definitions apply:

    "AMC" means the participant's average monthly compensation (excluding incentive pay for years prior to 2005) determined by averaging the four highest consecutive years of compensation during the 10 year period ending on December 31 of the year preceding the employee's year of termination.

    "ECC", or excess covered compensation, means the excess of the participant's AMC or FAB, as applicable, over the 35-year average of the Social Security taxable wage base ending with the calendar year the member attains Social Security retirement age.

    "FAB" means the participant's final average base compensation determined by averaging the four highest consecutive years of base compensation during the participant's service with us.

    "NRA" means age 62 which is the plan's normal retirement age.

    "SVC" means the employee's period of service with the Company and certain predecessor companies. For purposes of Formula 2, SVC is limited to a maximum of 30 years.

        An active participant age 55 or older may elect to retire early by receiving a reduced monthly pension. If a participant terminates prior to age 55 and without five years of service, then his or her pension benefits will be forfeited. Special rules apply in the case of death or disability. Our pension plan allows participants to elect to receive payment of their benefits in periodic installments generally over the life of the participant and his or her spouse or other beneficiary. Lump sum payments are restricted to small benefits of $5,000 or less (although lump sums are also available for a certain group of participants based on pre-1989 years of service).

        SERP:    A participant's SERP benefit is equal to the sum of his or her Basic Benefit, Bonus Benefit and Supplemental Benefit. For these purposes, (i) "Basic Benefit" amount is generally equal to the pension plan Formula 2 benefit (determined without regard to the IRS limits on pay and including base compensation only) minus the participant's pension plan benefit; (ii) the "Bonus Benefit" amount is generally equal to the pension plan Formula 2 benefit (determined without regard to the IRS limits on pay and including both base and annual incentive compensation) minus the participant's pension plan benefit and the Basic Benefit amount; and (iii) the "Supplemental Benefit" amount is generally equal to the product of the supplemental percentage multiplied by the participant's supplemental earnings. The supplemental percentage is 0.40% per year for the first 10 years of service, 0.25% for the next ten years of service, and 0.10% for years in excess of 20 but not more than 30. A participant's supplemental earnings means the excess of his or her final average base and annual incentive compensation over the IRS compensation limit applicable to our pension plan for the year in which the participant separates from service.

        For purposes of computing each of these component benefits, a participant's final average compensation is determined by averaging the four highest consecutive years during the 10 year period ending on December 31 of the year preceding his or her year of termination.

        A participant will be vested in his or her Basic Benefit upon the completion of five years of service, or retirement on or after age 55. A participant will be vested in his or her Bonus and Supplemental Benefits upon the completion of ten years of service, or retirement on or after age 55. SERP benefits are generally paid at the same time and in the same form that the participant receives his or her pension plan benefits. However, SERP benefits attributable to 2005 and later years will be automatically paid in periodic monthly installments over the life of the participant.

  Defined Contribution Plans

        We maintain two active defined contribution plans, a qualified 401(k)/profit sharing plan (the "Savings Plan") and a non-qualified deferred compensation plan (the "Capital Accumulation Plan" or "CAP"). The CAP is a non-qualified, deferred compensation arrangement that provides our executives with an opportunity to voluntarily defer a portion of their compensation that is otherwise limited by certain IRS rules and limits applicable to qualified plans. We also maintain a frozen non-qualified deferred income plan (the "DIP") which we assumed in our acquisition of Peoples Natural Gas. Each of these plans is described below.

        Savings Plan:    The Savings Plan permits employees to voluntarily contribute up to 50% of their compensation each year, subject to annual IRS dollar limitations. We match each participant's voluntary contributions, dollar for dollar, up to a maximum of 6% of compensation. We also contribute a discretionary profit sharing contribution equal to 2% of each participant's base compensation. An additional supplemental profit sharing contribution was made and allocated among certain eligible participants based on age and years of service. The aggregate contribution for 2007 was 3% of total base compensation. Participants direct the investment of their accounts among various mutual fund alternatives as well as our common stock. A participant's benefit is generally paid in a single lump sum following termination of employment.

        CAP:    A CAP participant may elect to defer a portion of his or her base and bonus compensation under the plan. A participant's account is also credited with any matching or profit sharing amounts that could not be allocated to the Savings Plan due to the IRS limits applicable to the Savings Plan. All amounts credited to the CAP are fully vested at all times. Similar to the Savings Plan, participants direct the investment of their accounts among various mutual fund alternatives as well as our common stock, and benefits are typically paid following termination of employment. See page 35 for additional information.

        DIP:    We maintain the DIP, which is a non-qualified deferred compensation plan that we assumed as part of our Peoples Natural Gas acquisition, for Mr. Empson. He had deferred income into the DIP prior to the acquisition, but no future deferrals were credited after the acquisition. The investment gains allocated to Mr. Empson's account are determined based on 140% of the Moody's Seasoned Corporate Bond Yield Index published by Moody's Investors Services, Inc. for the month immediately preceding the plan year. His contributions and investment earnings will be paid as a lump sum or monthly annuity upon termination, death, disability or retirement.

Pension Benefits Table

        The table below sets forth information regarding the present value, as of December 31, 2007, of the accumulated benefits of our named executive officers under our defined benefit pension plans (both qualified and non-qualified).

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Richard C. Green	Pension Plan SERP	28.65 28.65	447,731 3,819,305	0 0
Beth A. Armstrong	Pension Plan SERP	17.00 17.00	167,232 10,742	0 0
Jon R. Empson	Pension Plan SERP	21.30 21.30	578,404 466,817	0 0
Leo E. Morton	Pension Plan SERP	14.00 14.00	376,176 548,476	0 0
Christopher M. Reitz	Pension Plan SERP	7.00 7.00	48,699 2,240	0 0
Keith G. Stamm(1)	Pension Plan SERP	22.90 22.90	234,143 504,190	0 0

(1)
Former executive who is no longer with the Company.

(2)
These amounts reflect the estimated value of an executive's pension benefits on a present value basis. To calculate these amounts, we assumed (a) a normal retirement age of 62, which is the normal retirement age under these defined benefit plans, (b) mortality rates according to the RP 2000 mortality table published by the Society of Actuaries, and (c) a discount rate of 6.51% per annum to determine the present value of the accumulated benefit at December 31, 2007. As of December 31, 2007, Mr. Empson and Mr. Morton were eligible for normal retirement benefits under these plans.

Non-qualified Deferred Compensation Table

        The table below sets forth, for each of our named executive officers, information regarding his or her participation in our non-qualified defined contribution plans during 2007.

Name	Executive Contributions in Last FYE ($)	Registrant Contributions in Last FYE ($)	Aggregate Earnings in Last FYE ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard C. Green	0	22,297	(10,263)	0	159,843
Beth A. Armstrong	0	451	16	0	467
Jon R. Empson(1)	0	3,780	72,768 (3)	0	931,461
Leo E. Morton	0	3,218	(98)	0	27,130
Christopher M. Reitz	0	708	23	0	953
Keith G. Stamm(2)	0	6,502	2,860	83,205	0

(1)
Represents CAP and DIP earnings and aggregate balances.

(2)
Former executive who is no longer with the Company. The deferred compensation in Mr. Stamm's CAP account was paid out when his employment with the Company was terminated in April 2007. Mr. Stamm's 2007 compensation, as reported in the Summary Compensation Table, does not include the earnings or distribution amounts reflected in this table.

(3)
Includes $21,056 of above-market earnings under the DIP, which were included in the 2007 compensation reported for Mr. Empson in the Summary Compensation Table. See note 6 to the Summary Compensation Table.

Employment Agreement

        We have entered into an employment agreement with Mr. Green that renews automatically each year unless the Company gives him advance notice of non-renewal. The agreement provides that he will serve as our Chairman, CEO and President while employed by the Company. The agreement also provides that Mr. Green is entitled to participate in incentive compensation plans, retirement and welfare benefit plans, and fringe benefit programs on the same basis as our other senior executives, and that we are required to provide him with life insurance coverage of three times his annual base salary.

        Mr. Green may terminate his employment at any time, and we may terminate his employment for cause or without cause upon the affirmative vote of two-thirds of the members of our Board. Under the terms of his agreement, if Mr. Green is terminated without cause or if he quits for good reason, we will pay him an amount equal to 3.0 times his base pay plus 3.0 times his target bonus for the year in which he is terminated, in addition to a pro-rated target bonus for the year of termination. Mr. Green will also receive three years' additional credit toward his pension, the continued right to the benefit of unvested restricted stock and stock option awards, outplacement service, and certain other benefits (including insurance benefits consistent with what he would have received as an employee) for three years following his termination. These amounts and benefits will not be provided if he is terminated for cause. If Mr. Green's employment is terminated by reason of his death or disability, he would receive only his accrued but unpaid compensation and benefits. Mr. Green will also be subject to a confidentiality provision and a three-year non-compete and non-solicitation provision following the termination of his employment.

        For a quantitative disclosure regarding estimated payments and other benefits that would have been received by our named executive officers had a change in control occurred on December 31, 2007, see "Potential Payments Upon Termination Of Employment Or Change In Control" on page 35.

Change In Control Agreements

        As indicated previously, we have entered into change in control agreements with each named executive officer other than Mr. Green. Mr. Green's employment agreement contains change in control provisions.

        Messrs. Morton, Empson and Reitz and Ms. Armstrong will receive a cash payment of two times their base pay and the average incentive payments for comparable positions among our peer companies if they are terminated without good cause or quit for good reason within two years after a change in control. Each of them will receive certain other insurance benefits for three years after the date of termination, three years additional credit toward his or her pension, outplacement services, the vesting of any outstanding equity compensation awards, and the payment of any compensation that had previously been deferred.

        Under the terms of Mr. Green's employment agreement, if he is terminated without cause or if he quits for good reason within 24 months following a change in control, the Company or its successor will pay him an amount equal to three times his base pay plus three times his target bonus for the year in which he is terminated. Mr. Green will also receive three years additional credit toward his pension, the continued right to the benefit of unvested restricted stock and stock option awards, outplacement service and certain other benefits consistent with what he would have received as an employee. These benefits will not be provided if he is terminated for cause.

        In addition, each of the named executives would be entitled to a "gross-up" reimbursement for any excise tax liability imposed by Section 4999 of the Internal Revenue Code. The named executives are entitled to this "gross-up" only if their payments on a change in control exceed 110% of the amount allowed under Section 4999 without imposition of the excise tax; otherwise, their payments will be reduced to $1 under the amount allowed.

        All outstanding stock options and restricted stock awards of our executives will vest upon a change in control.

        Under these change in control agreements and Mr. Green's employment agreement, a "change in control" generally occurs if (i) any person acquires 20% or more of the combined voting power of the Company's voting securities; (ii) during any period of 36 consecutive months, those persons who were Board members as of the beginning of the period, or any Board member approved by 2/3 of those who were Board members as of the date of the agreement, cease to constitute a majority of the Board; (iii) a reorganization or merger of the Company is consummated unless (A) our shareholders immediately prior to the transaction continue to own at least 50% of the common stock and voting power of the Company, (B) no person acquires 20% or more of the combined voting power of the our voting securities in the transaction, and (C) at least a majority of the board of directors of the corporation resulting from the transaction were members of the Board at the time the initial agreement for the transaction was approved; or (iv) the shareholders of the Company approve the complete liquidation or dissolution of the Company or the disposition of more than 50% of our assets, other than to a related or successor corporation.

        Our proposed merger with Great Plains Energy, if completed, constitutes a change in control under these agreements.

        Under the change in control agreements, an executive generally would have the right to terminate his or her employment for "good reason" following a change in control if (i) there is a material reduction in the executive's position, duties, responsibilities and status, or a material reduction in his or titles or reporting relationships, (ii) the executive's base salary is reduced, (iii) there is a material reduction in the aggregate employee benefits made available to the executive, (iv) there is a reduction in the executive's incentive pay opportunity of more than ten percent or there is a material reduction in the executive's equity incentive opportunity, or (v) the executive is required to relocate more than 50 miles from his current location.

        Under Mr. Green's employment agreement, "good reason" means (i) a material, adverse reduction in the nature or scope of Mr. Green's office, position, duties, functions, responsibilities or authority from those offices, positions, duties, functions, responsibilities or authority he occupies and enjoys as of the effective date of his employment agreement, (ii) a material reduction of Mr. Green's annual base salary, incentive compensation opportunities or aggregate benefits unless such reduction is part of a policy, program or arrangement applicable to other senior executives, (iii) a relocation of more than 35 miles of the Company's principal offices, or (iv) the failure of a successor to assume, whether by operation of law or otherwise, the Company's obligations under the employment agreement.

        For a quantitative disclosure regarding estimated payments and other benefits that would have been received by our named executive officers had a change in control occurred on December 31, 2007, see "Potential Payments Upon Termination Of Employment Or Change In Control" on page 35.

Severance And Release Agreement

        Mr. Stamm's employment with the Company terminated on April 27, 2007. In connection with his separation, we entered into a severance, release, and waiver of claims agreement under which we agreed to pay to Mr. Stamm (i) severance totaling $900,000, which will be paid over a 24-month period; (ii) $450,000, which represents variable compensation equal to two times his 2007 market target bonus; and (iii) $103,810 for incidental severance items. We also paid $35,000 to Mr. Stamm last year in lieu of certain outplacement services that he was entitled to receive under his severance agreement.

        Mr. Stamm will continue to receive various benefits (e.g., medical and dental benefits) until March 31, 2008, subject to earlier termination if he becomes covered by another employer's benefits plan, and benefits calculated under our supplemental executive retirement plan will be calculated to include age and service through April 28, 2009. In addition, Mr. Stamm will also receive other benefits under our health and welfare plans and retirement plans that are generally offered to our salaried employees, such as accrued vacation being paid out upon termination, and he will remain eligible for our executive physical program in 2008.

Potential Payments Upon Termination Of Employment Or Change In Control

        The table below provides an estimate of the payments and benefits that would be paid to our named executive officers, at December 31, 2007, upon voluntary or involuntary termination of employment. This table, however, does not reflect any payments or benefits that would be paid to our salaried employees generally, including for example:

  •
  Accrued salary and vacation pay;

  •
  Regular pension benefits under our qualified and non-qualified defined benefit plans;

  •
  Normal distribution of account balances under our qualified and non-qualified defined contribution plans; or

  •
  Normal retirement, death or disability benefits.

		Cash Severance ($)		Incremental Pension Benefit (present value) ($)(6)	Continuation of Welfare Benefits ($)(7)	Accelerated Vesting of Equity Awards ($)		Other Payments ($)		Total ($)
Richard C. Green
•	Involuntary termination for cause or voluntary termination without good reason	0		0	0	0		0		0
•	Involuntary termination without cause or voluntary termination for good reason before change in control	2,970,000	(1)	448,846	11,625	492,457	(8)	75,000	(13)	3,997,928
•	Involuntary termination without cause (or voluntary termination for good reason) within 2 years after change in control	2,970,000	(1)	448,846	11,625	492,457	(8)	75,000	(13)	3,997,928
Beth A. Armstrong
•	Involuntary termination for cause or voluntary termination	0		0	0	0		0		0
•	Involuntary termination without cause	390,000	(2)	0	0	171,580	(9)	60,000	(14)	621,580
•	Involuntary termination without cause (or voluntary termination for good reason) within 2 years after change in control	728,000	(3)	31,407	11,625	171,580	(9)	35,000	(15)	977,612
Jon R. Empson
•	Involuntary termination for cause or voluntary termination	0		0	0	0		0		0
•	Involuntary termination without cause	540,000	(2)	0	0	257,370	(10)	60,000	(14)	857,370
•	Involuntary termination without cause (or voluntary termination for good reason) within 2 years after change in control	1,080,000	(4)	133,694	7,721	257,370	(10)	35,000	(15)	1,513,785	(18)
Leo E. Morton
•	Involuntary termination for cause or voluntary termination	0		0	0	0		0		0
•	Involuntary termination without cause	498,000	(2)	0	0	257,370	(11)	60,000	(14)	815,370
•	Involuntary termination without cause (or voluntary termination for good reason) within 2 years after change in control	962,802	(5)	190,359	7,750	257,370	(11)	35,000	(16)	1,453,281
Christopher M. Reitz
•	Involuntary termination for cause or voluntary termination	0		0	0	0		0		0
•	Involuntary termination without cause	390,000	(2)	0	0	171,580	(12)	60,000	(14)	621,580
•	Involuntary termination without cause (or voluntary termination for good reason) within 2 years after change in control	728,000	(3)	29,626	10,873	171,580	(12)	35,000	(17)	975,079	(19)

(1)
Estimate equal to (a) 3.0 times the sum of the executive's base salary ($990,000) and targeted bonus ($0), plus (b) his pro-rated target bonus for the year of termination ($0). This amount would be paid in a single lump sum.

(2)
As noted earlier, our historical practice has been to negotiate individual severance agreements with senior executives which provide a severance benefit at least equal to the greater of (a) the severance amount which would be payable under our workforce transition plan and (b) six to 24 months of compensation depending upon the executive's level at the time of termination. For purposes of this table, we have assumed that the executive would receive a severance payment equal to 18 months of base salary. The actual negotiated severance amount could be greater than or less than the amount shown in this table. Severance payments are normally paid in bi-weekly installments.

(3)
Estimate equal to (a) 2.0 times the sum of the executive's base salary ($260,000) and the average (50th percentile) of the targeted annual incentive opportunity for the Company's peer group ($104,000), plus (b) the executive's pro-rated target bonus for the year of termination ($0). This amount would be paid in a single lump sum.

(4)
Estimate equal to (a) 2.0 times the sum of the executive's base salary ($360,000) and the average (50th percentile) of the targeted annual incentive opportunity for the Company's peer group ($180,000), plus (b) the executive's pro-rated target bonus for the year of termination ($0). This amount would be paid in a single lump sum.

(5)
Estimate equal to (a) 2.0 times the sum of the executive's base salary ($332,001) and the average (50th percentile) of the targeted annual incentive opportunity for the Company's peer group ($149,400), plus (b) the executive's pro-rated target bonus for the year of termination ($0). This amount would be paid in a single lump sum.

(6)
Estimated present value of three additional years of age and service under our defined benefit pension plans. The following standard actuarial assumptions were used to calculate each individual's incremental pension benefit: 6.51% discount rate and RP 2000 mortality table.

(7)
Estimated value per year of employer-provided coverage under our medical, dental and vision plans.

(8)
Estimated market value of 132,026 shares of restricted stock at a market price of $3.73 per share as of December 31, 2007.

(9)
Estimated market value of 46,000 shares of restricted stock at a market price of $3.73 per share as of December 31, 2007.

(10)
Estimated market value of 69,000 shares of restricted stock at a market price of $3.73 per share as of December 31, 2007.

(11)
Estimated market value of 69,000 shares of restricted stock at a market price of $3.73 per share as of December 31, 2007.

(12)
Estimated market value of 46,000 shares of restricted stock at a market price of $3.73 per share as of December 31, 2007.

(13)
Estimate comprises $50,000 for outplacement services and $25,000 for executive incidentals.

(14)
Estimate comprises $35,000 for outplacement services and $25,000 for executive incidentals.

(15)
Estimate comprises $35,000 for outplacement services and does not include $563,402 otherwise payable to Mr. Empson for tax gross up relating to excise taxes imposed under Section 4999 of the Internal Revenue Code.

(16)
Estimate comprises $35,000 for outplacement services.

(17)
Estimate comprises $35,000 for outplacement services and does not include $379,404 otherwise payable to Mr. Reitz for tax gross up relating to excise taxes imposed under Section 4999 of the Internal Revenue Code.

(18)
Excludes $563,402 for tax gross up relating to excise taxes imposed under Section 4999 of the Internal Revenue Code.

(19)
Excludes $379,404 for tax gross up relating to excise taxes imposed under Section 4999 of the Internal Revenue Code.

        Mr. Stamm is not shown in the table above because he was not a named executive officer at the end of 2007.

Director Compensation

        Each of our non-employee directors receive an annual retainer of $45,000, plus $1,250 for each Board and committee meeting they attend. Non-employee directors also receive an annual fee of $3,500 if they chair a committee, except the Audit Committee chairperson receives an annual fee of $7,000. In addition, non-employee directors are reimbursed for travel expenses incurred in connection with attending Board, committee and shareholder meetings. In 2007, each non-employee director received 1,875 shares of our common stock per quarter, which the directors could elect to defer in their discretion.

        The table below sets forth the compensation received by our non-employee directors during 2007.

Name	Fees earned or paid in cash ($)	Stock awards ($)(2)	Total ($)
Dr. Michael M. Crow(1)	65,000	30,206	95,206
Irvine O. Hockaday, Jr.(1)	64,750	30,206	94,956
Heidi E. Hutter(1)	62,500	30,206	92,706
Dr. Stanley O. Ikenberry(1)	66,750	30,206	96,956
Herman Cain	57,500	30,206	87,706
Patrick J. Lynch(1)	72,000	30,206	102,206
Nicholas J. Singer	63,750	30,206	93,956

(1)
Indicates a director has elected to defer the receipt of stock awards otherwise issuable by the Company pursuant to its director compensation policy until he or she no longer serves on our Board of Directors.

(2)
The average grant date fair value for the 2007 director stock awards was approximately $4.03 per share. These stock awards are fully vested in that they are not subject to forfeiture; however, as described in note 1 above, certain directors have elected not to have their shares issued until his or her directorship ends. The table shows the expense recognized by the Company for each director stock award.

Compensation And Benefits Committee Interlocks And Insider Participation

        There are no Compensation and Benefits Committee interlocks between the Company and other entities involving the Company's executive officers and directors.

PERFORMANCE GRAPH

        The graph compares the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return of the S&P 500 Index, an index of utility companies in our peer group and the Edison Electric Institute Combination Gas and Electric Utility Index.

        The graph assumes that the value of the investment in our stock and each index was $100 on December 31, 2002, and that all dividends were reinvested.

(1)
Aquila's peer group includes AGL Resources Inc., Alliant Energy Corporation, Ameren Corporation, CenterPoint Energy, Inc., Cleco Corporation, CMS Energy Corporation, El Paso Electric Company, Great Plains Energy Incorporated, IDACORP, Inc., NiSource Inc., PNM Resources, Inc., SCANA Corporation, Southern Union Company, and Westar Energy, Inc. Data provided by Zacks Investment Research.

(2)
The EEI Index consists of 64 domestic electric and gas utility companies, including Aquila.

AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS

Qualification Of Audit Committee Members

        Our Audit Committee consists of three independent directors, each of whom has been selected for membership on the Audit Committee by the Board of Directors based on the Board's determination that he or she is fully qualified to oversee Aquila's internal audit function, assess and select independent auditors, and oversee Aquila's financial reporting processes and overall risk management. The Audit Committee has the authority to seek advice and assistance from outside legal, accounting or other advisors and exercises such authority as it deems necessary. The full text of the charter of the Audit Committee can be found in the Investors section of our website at www.aquila.com.

        Through a range of experiences in business and executive leadership and service on the boards of directors of other companies, and through experience on Aquila's Board of Directors and Audit Committee, each member of the Committee has an understanding of generally accepted accounting principles and has significant experience in evaluating the financial performance of public companies. Moreover, the Audit Committee members have gained valuable special knowledge of the financial condition and performance of Aquila. The Board has determined that Patrick J. Lynch is a "financial expert" as that term is used under SEC rules and is "independent" as defined by the NYSE listing standards.

Report Of The Audit Committee Of The Board

        Our Audit Committee submits the following report:

        The Audit Committee retains and oversees Aquila's independent registered public accountants, discusses and reviews with management accounting policies and financial statements, evaluates external and internal audit performance, investigates complaints and other allegations of fraud or misconduct by the Company's management and employees and evaluates policies and procedures. The Audit Committee, which operates under a written charter adopted by the Board, met four times during 2007 to carry out these activities. The remainder of this report relates to certain actions taken by the Audit Committee in fulfilling its roles as they relate to ascertaining the independence of our registered public accountants and recommending the inclusion of Aquila's financial statements in its annual report.

        During 2007, the Audit Committee discussed with Aquila's independent registered public accounting firm and internal auditors the overall scope and plans for their respective audits. The Audit Committee also met periodically with the internal auditors and independent registered public accounting firm to discuss the results of their examinations, the overall quality of Aquila's financial reporting and their evaluations of its internal controls.

        The Audit Committee of the Board has received from KPMG LLP, our independent registered public accounting firm, written disclosures and the letter required by the Independence Standards Board's Standard No. 1, "Independence Discussions with Audit Committees," that discloses all relationships between Aquila and KPMG that may be thought to bear on the independence of KPMG from the Company. The Audit Committee has discussed with KPMG the contents of the written disclosure and letter as well as the matters required to be discussed by Statement on Auditing Standards No. 114. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2007, with our management, which has primary responsibility for the financial statements.

        In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by relevant professional and regulatory standards and has discussed with KPMG its independence from the Company and its management. In concluding that KPMG is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

        Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company's 2007 audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2007.

        The foregoing report is furnished by the Audit Committee of the Board.

  Patrick J. Lynch (Chairperson)
  Heidi E. Hutter
  Nicholas J. Singer

Fees Paid To KPMG LLP

        The Audit Committee of our Board of Directors has engaged KPMG LLP as the Company's independent public accountants. Below is a summary of the amounts that we were billed by KPMG for services provided during fiscal years 2007 and 2006, as well as the percentage of these services that were approved in advance by our Audit Committee.

	2007			2006
	Fees ($)		% Pre-approved	Fees ($)	% Pre-approved
Audit Fees	2.33 million		100	2.41 million	100
Audit-Related Fees	1.38 million	(1)	100	.48 million	100
Tax Fees	.52 million		100	.37 million	100
All Other Fees	0		N/A	0	N/A

(1)
Includes $1.1 million of fees incurred in connection with a financial audit of the operations to be acquired by Black Hills Corporation as part of our pending merger with Great Plains Energy. Black Hills Corporation has reimbursed us for these fees. Also includes $170,000 of fees incurred in respect of comfort letters and consents required from KPMG in connection with the incorporation of our financial results in registration statements filed with the SEC by Great Plains Energy. Great Plains Energy has reimbursed us for these fees.

        Our Audit Committee pre-approves all services to be provided to us by our independent auditor. This process involves obtaining (i) a written description of the proposed services, (ii) the confirmation of our Chief Accounting Officer that the services are compatible with maintaining specific principles relating to independence, and (iii) confirmation from our General Counsel that the services are not among those that our independent auditors have been prohibited from performing under SEC rules, as outlined in the Audit Committee charter. The members of the Audit Committee then make a determination to approve or disapprove the engagement of KPMG for the proposed services. In 2007, all fees paid to KPMG were unanimously pre-approved in accordance with this policy.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT
(Item 2 on the Proxy Card)

        The Audit Committee is required to appoint, retain and supervise our independent auditor. The Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for fiscal year 2008.

        We are asking our shareholders to ratify the appointment of KPMG as our independent registered public accountant. Although ratification is not required, the Board is submitting the appointment of KPMG to our shareholders for ratification because the Board considers the proposal to be an important opportunity for shareholders to provide direct feedback to the Board on an important issue of corporate governance. If our shareholders fail to ratify the appointment, it will be considered a recommendation to the Audit Committee to consider the appointment of a different accounting firm in 2009. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

        Representatives of KPMG will be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FOR FISCAL 2008.

OTHER INFORMATION

Proposals Of Security Holders

        If you wish to submit proposals for possible inclusion in our 2009 proxy statement, you must do so on or before November 18, 2008. It is anticipated that the proxy statement and form of proxy relating to that meeting will be mailed to you on or about March 18, 2009.

        Also, if you want to bring a matter before the 2009 annual shareholders meeting, our Bylaws require you to notify us in writing a certain number of days in advance of the meeting. Our 2009 annual shareholder meeting is currently scheduled for May 6, 2009.

        Notices and proposals should be sent to our principal executive offices located at 20 West Ninth Street, Kansas City, MO 64105, Attention: Corporate Secretary.

Solicitation Of Proxies

        We are making this solicitation by mail, but our officers or employees may also solicit proxies by telephone or in person. We may reimburse brokerage firms and others for their expenses in forwarding soliciting material to the beneficial owners. We have hired MacKenzie Partners, Inc. to assist in the distribution of proxy materials. Their fees will be $7,500 plus reimbursement of out-of-pocket expenses.

Reduce Duplicate Mailings

        We are required to provide a copy of our annual report and proxy statement to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, SEC rules permit us to discontinue mailing multiple copies. The delivery of a single set of proxy materials benefits you by reducing the duplicate information that you receive and benefits us by reducing our printing and mailing costs.

        If you are a registered shareholder that shares a household address with another shareholder and you received duplicate mailings of the proxy materials this year, you may request that your household receive a single set of proxy materials by contacting our Investor Relations department at (800) 487-6661. If a broker or other nominee holds your shares, you should contact your broker about eliminating duplicate mailings.

Electronic Delivery Of Proxy Materials And Annual Report

        This proxy statement and our 2007 annual report are available on our website at www.aquila.com. Instead of receiving paper copies of next year's proxy statement and annual report in the mail, shareholders can elect to receive an email message that will provide a link to these documents on our website. By opting to access your proxy materials online, you will save us production and mailing costs, reduce the amount of mail you receive, and help preserve environmental resources.

        If you are a shareholder of record, you may select this option by following the instructions provided if you vote over the Internet. You also may enroll in the electronic proxy delivery service by going to www-us.computershare.com/investor and following the instructions. If you choose to view future proxy materials and our annual report over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you tell us otherwise, so you will not have to elect Internet access each year.

        If you hold our common stock through a bank, broker or other nominee, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet. Shareholders who hold our common stock through a bank, broker or other nominee and who elect electronic access will receive an e-mail message next year containing the Internet address to access our proxy statement and annual report.

AQUILA, INC.

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 7, 2008.

Vote by Internet
• Log on to the internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proposals — The Board of Directors recommends a vote FOR the election of directors and the ratification of the independent auditors.

  1. Election of Directors:      01 - Herman Cain     02 - Patrick J. Lynch     03 - Nicholas Singer

☐ Mark here to vote	☐ Mark here to WITHHOLD	☐ For All EXCEPT - To withhold authority to vote for any
FOR all nominees	vote from all nominees	nominee(s), write the name(s) of such nominee(s) below.

	For	Against	Abstain

2. Ratification of Appointment of KPMG LLP as Independent Auditors for 2008.	☐	☐	☐	This proxy when properly executed will be voted in the manner you direct below. If no direction is made, this proxy will be voted FOR the election of directors and the ratification of auditors.

Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as the name appears above. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please show the applicable full title after your name.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

1 U P X

00UU3B

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

PROXY/VOTING INSTRUCTION CARD — AQUILA, INC.

AQUILA, INC. ANNUAL MEETING OF SHAREHOLDERS

May 7, 2008, 2:00 p.m.

Adams Pointe Conference Center
1400 NE Coronado Drive
Blue Springs, MO 64014

This proxy is being solicited by the Board of Directors for the Aquila, Inc. Annual Meeting to be held on May 7, 2008.

The shares will be voted at the Annual Meeting of Shareholders to be held at the Adams Pointe Conference Center, Blue Springs, Missouri, on May 7, 2008. If the meeting is postponed or adjourned, your appointed Proxies will vote your shares at the rescheduled or reconvened 2008 Annual Meeting.

You are encouraged to mark your choices in the appropriate boxes on the reverse side of this proxy card. If you do not mark any boxes your vote will be voted in accordance with the Board of Directors’ recommendation. However, the Proxies cannot vote your shares unless you sign and return this card or vote via telephone or the Internet as instructed on the front of your card.

By signing this proxy card you are appointing Richard C. Green and Christopher M. Reitz as Proxies, with full power of substitution, to vote all shares of Aquila, Inc. common stock held by you on March 10, 2008, at Aquila’s 2008 Annual Meeting of Shareholders on May 7, 2008, or at any adjournment or postponement of such meeting. They will vote your proxy exactly as you have indicated on the reverse side of this card. However, if you do not indicate on the reverse side of this card how you would like your shares to be voted, the proxy card will be voted FOR the election of the nominees for director, FOR the ratification of independent auditors, and according to the discretion of the Proxies on any other matters that may properly come before the meeting.

QuickLinks

TABLE OF CONTENTS
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
COMMON QUESTIONS REGARDING OUR ANNUAL MEETING AND PROXY STATEMENT
MANAGEMENT INFORMATION
DIRECTOR INFORMATION
CORPORATE GOVERNANCE AND BOARD MATTERS
PROPOSAL 1: ELECTION OF DIRECTORS (Item 1 on the Proxy Card)
STOCK OWNERSHIP INFORMATION
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Compensation Committee Report
Compensation Summary And Related Tables
PERFORMANCE GRAPH
AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT (Item 2 on the Proxy Card)
OTHER INFORMATION